EXHIBIT 99.1
CDW Reports Third Quarter 2022 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Chg.	2022	2021	% Chg.
Net Sales	$6,215.5	$5,300.0	17.3	$18,310.4	$15,283.9	19.8
Average Daily Sales[1]	97.1	82.8	17.3	95.9	80.0	19.8
Gross Profit	1,233.2	914.9	34.8	3,505.5	2,592.9	35.2
Operating Income	466.4	386.4	20.7	1,288.6	1,079.7	19.3
Net Income	297.8	266.6	11.7	827.3	773.3	7.0
Non-GAAP Operating Income[2]	549.0	435.1	26.2	1,527.4	1,220.9	25.1
Non-GAAP Net Income[2]	357.0	298.0	19.8	998.0	833.5	19.7
Net Income per Diluted Share	$2.17	$1.91	13.7	$6.04	$5.47	10.5
Non-GAAP Net Income per Diluted Share[2]	$2.60	$2.13	22.0	$7.29	$5.89	23.7
[1] There were 64 selling days for both the three months ended September 30, 2022 and 2021. There were 191 selling days for both the nine months ended September 30, 2022 and 2021.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., November 2, 2022 - CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced third quarter 2022 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.59 per share to be paid on December 9, 2022 to all stockholders of record as of the close of business on November 25, 2022. It is the ninth consecutive year that CDW has increased its dividend since its 2013 IPO.
“We delivered record Net sales and profitability, once again demonstrating our ability to pivot to meet customers' evolving business needs. Outstanding third quarter results highlight the strength of our business model, expanding capabilities and the power of our broad product, services and solutions portfolio addressing priorities across diverse customer end markets," said Christine A. Leahy, president and chief executive officer, CDW. “Customers turn to CDW as a trusted advisor with the breadth, depth, expertise and scale to deliver business-enhancing outcomes across the full technology stack and lifecycle. I am extremely proud of the commitment, agility and resolve of our coworkers, who successfully delivered for customers in a fluid environment.”
“Strong operating results, our flexible business model, and our disciplined approach to capital allocation delivered outstanding earnings growth with a 13.7 and 22.0 percent increase in GAAP and Non-GAAP earnings per diluted share,” said Albert J. Miralles, chief financial officer, CDW. "We continue to intend to use cash flow after dividends to execute on our stated capital allocation priorities for 2022."
“We expect our premium on US IT market growth to be at the higher end of our prior 325 to 425 basis point expected range on a constant currency basis. We will execute our strategy, invest in the business, and be laser-focused on meeting the needs of our more than 250,000 customers around the globe and remain the partner of choice for more than 1,000 leading and emerging technology brands as the market continues to evolve," concluded Leahy.
Third Quarter of 2022 Highlights:
Net sales in the third quarter of 2022 were $6,216 million, compared to $5,300 million in the third quarter of 2021, an increase of 17.3 percent. This increase includes the contribution from the acquisition of Sirius Computer Solutions ("Sirius") which closed on December 1, 2021. There were 64 selling days for both the three months ended September 30, 2022 and 2021. Net sales growth on a constant currency basis increased 18.7 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. Third quarter Net sales performance included:
•Total Corporate segment Net sales of $2,578 million, 24.7 percent higher than 2021.
•Total Small Business segment Net sales of $491 million, 5.2 percent higher than 2021.
•Total Public segment Net sales of $2,424 million, 12.6 percent higher than 2021. Public results were driven by an increase in Net sales to Government and Healthcare customers of 38.6 percent and 27.7 percent, respectively. Net sales to Education customers decreased by 7.5 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, were $722 million, 18.1 percent higher than 2021.
Gross profit in the third quarter of 2022 was $1,233 million, compared to $915 million for the third quarter of 2021, representing an increase of 34.8 percent. Gross profit margin was 19.8 percent in the third quarter of 2022 versus 17.3 percent in the third quarter of 2021. The increase in Gross profit margin was primarily driven by more favorable product mix and rate and higher mix of netted down revenue, as well as increased Net sales and margins on services as a result of the recent business acquisitions.
Total selling and administrative expenses were $767 million in the third quarter of 2022, compared to $529 million in the third quarter of 2021, representing an increase of 45.1 percent. The increase was primarily driven by higher payroll consistent with higher Gross profit and higher coworker count, including the impact of the acquisition of Sirius, as well as higher intangible asset amortization and integration expenses from the acquisition of Sirius.
Operating income was $466 million in the third quarter of 2022, compared to $386 million in the third quarter of 2021, representing an increase of 20.7 percent. Non-GAAP operating income was $549 million in the third quarter of 2022, compared to $435 million in the third quarter of 2021, representing an increase of 26.2 percent. The Non-GAAP operating income margin was 8.8 percent for the third quarter of 2022 versus 8.2 percent for the third quarter of 2021.
Net interest expense was $63 million in the third quarter of 2022, compared to $36 million in the third quarter of 2021, representing an increase of 72.0 percent. The increase was primarily driven by additional interest expense from the $2.5 billion aggregate principal amount of senior notes issued on December 1, 2021, the net proceeds of which were used to fund the acquisition of Sirius.
The effective tax rate was 25.4 percent in the third quarter of 2022, compared to 23.9 percent in the third quarter of 2021, which resulted in tax expense of $101 million and $84 million, respectively. The increase in effective tax rate was primarily attributable to higher non-deductible expenses and lower excess tax benefits on equity-based compensation.
Net income was $298 million in the third quarter of 2022, compared to $267 million in the third quarter of 2021, representing an increase of 11.7 percent. Non-GAAP net income was $357 million in the third quarter of 2022, compared to $298 million in the third quarter of 2021, representing an increase of 19.8 percent.
Weighted average diluted shares outstanding were 137 million for the third quarter of 2022, compared to 139 million for the third quarter of 2021. Net income per diluted share for the third quarter of 2022 was

$2.17, compared to $1.91 for the third quarter of 2021, representing an increase of 13.7 percent. Non-GAAP net income per diluted share for the third quarter of 2022 was $2.60, compared to $2.13 for the third quarter of 2021, representing an increase of 22.0 percent.
Year to Date 2022 Highlights:
Net sales for the first nine months ("year to date") of 2022 were $18,310 million, compared to $15,284 million for year to date 2021, an increase of 19.8 percent. This increase includes the contribution from the acquisition of Sirius which closed on December 1, 2021. There were 191 selling days for both the nine months ended September 30, 2022 and 2021. Net sales growth on a constant currency basis increased 20.8 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. The year to date Net sales performance included:
•Total Corporate segment Net sales of $7,866 million, 34.3 percent higher than 2021.
•Total Small Business segment Net sales of $1,515 million, 9.6 percent higher than 2021.
•Total Public segment Net sales of $6,700 million, 8.8 percent higher than 2021. Public results were driven by an increase in Net sales to Healthcare and Government customers of 28.2 percent and 21.5 percent, respectively. Net sales to Education customers decreased 6.1 percent.
•Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, were $2,229 million, 18.0 percent higher than 2021.
Gross profit in year to date 2022 was $3,506 million, compared to $2,593 million in year to date 2021, representing an increase of 35.2 percent. Gross profit margin was 19.1 percent in year to date 2022 versus 17.0 percent in year to date 2021. The increase in Gross profit margin was primarily driven by more favorable product mix and rate and higher mix of netted down revenue, as well as increased Net sales and margins on services as a result of the recent business acquisitions.
Total selling and administrative expenses were $2,217 million in year to date 2022, compared to $1,513 million in year to date 2021, representing an increase of 46.5 percent. The increase was primarily driven by higher payroll consistent with higher Gross profit and higher coworker count, including the impact of the acquisition of Sirius, as well as higher intangible asset amortization and integration expenses from the acquisition of Sirius.
Operating income was $1,289 million in year to date 2022, compared to $1,080 million in year to date 2021, representing an increase of 19.3 percent. Non-GAAP operating income was $1,527 million in year to date 2022, compared to $1,221 million in year to date 2021, representing an increase of 25.1 percent. The Non-GAAP operating income margin was 8.3 percent for year to date 2022 versus 8.0 percent for year to date 2021.
Net interest expense was $176 million in year to date 2022, compared to $108 million for year to date 2021, representing an increase of 64.0 percent. The increase was primarily driven by additional interest expense from the $2.5 billion aggregate principal amount of senior notes issued on December 1, 2021, the net proceeds of which were used to fund the acquisition of Sirius.
The effective tax rate was 25.2 percent in year to date 2022, compared to 23.5 percent in year to date 2021, which resulted in tax expense of $279 million and $237 million, respectively. The increase in effective tax rate was primarily attributable to lower excess tax benefits on equity-based compensation and higher non-deductible expenses, partially offset by a prior year discrete deferred tax expense as a result of an increase in the UK corporate tax rate effective in 2023.
Net income was $827 million in year to date 2022, compared to $773 million in year to date 2021, representing an increase of 7.0 percent. Non-GAAP net income was $998 million for year to date 2022, compared to $834 million in year to date 2021, representing an increase of 19.7 percent.

Weighted average diluted shares outstanding were 137 million for year to date 2022, compared to 141 million for year to date 2021. Net income per diluted share for year to date 2022 was $6.04, compared to $5.47 for 2021, representing an increase of 10.5 percent. Non-GAAP net income per diluted share for year to date 2022 was $7.29, compared to $5.89 for year to date 2021, representing an increase of 23.7 percent.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2021 and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings and public communications. These factors include, among others, the COVID-19 pandemic, including resurgences and the emergence of new variants, and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; inflationary pressures; level of interest rates; CDW's relationships with vendor partners and terms of their agreements; continued innovations in hardware, software and services by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel, significant increases in labor costs or ineffective workforce management; potential adverse occurrences at one of CDW's primary facilities or third-party data centers, including as a result of climate change; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; the potential failure to achieve the anticipated benefits of the acquisition of Sirius in the expected timeframe or at all; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions, including impacts of the ongoing military conflict between Russia and Ukraine and related sanctions against Russia; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits, including intellectual property infringement claims; changes in laws, including regulations or interpretations thereof, or the potential failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters; CDW's level of indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and associated payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP.
CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
CDW's annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 15,000 coworkers. For the trailing twelve months ended September 30, 2022, CDW generated Net sales of approximately $24 billion. For more information about CDW, please visit www.CDW.com.

Webcast
CDW Corporation will hold a conference call today, November 2, 2022 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquiries
Steven O'Brien	Sara Granack
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change(i)	2022	2021	% Change(i)

Net sales	$6,215.5	$5,300.0	17.3%	$18,310.4	$15,283.9	19.8%
Cost of sales	4,982.3	4,385.1	13.6	14,804.9	12,691.0	16.7

Gross profit	1,233.2	914.9	34.8	3,505.5	2,592.9	35.2

Selling and administrative expenses	766.8	528.5	45.1	2,216.9	1,513.2	46.5
Operating income	466.4	386.4	20.7	1,288.6	1,079.7	19.3

Interest expense, net	(62.6)	(36.4)	72.0	(176.3)	(107.5)	64.0
Other (expense) income, net	(4.8)	0.4	nm*	(5.7)	38.3	nm*

Income before income taxes	399.0	350.4	13.9	1,106.6	1,010.5	9.5

Income tax expense	(101.2)	(83.8)	20.8	(279.3)	(237.2)	17.7

Net income	$297.8	$266.6	11.7%	$827.3	$773.3	7.0%

Net income per common share:
Basic	$2.20	$1.94	13.4%	$6.12	$5.54	10.4%
Diluted	$2.17	$1.91	13.7%	$6.04	$5.47	10.5%

Weighted-average common shares outstanding:
Basic	135.3	137.3		135.1	139.5
Diluted	137.1	139.4		136.9	141.4

* not meaningful

(i)There were 64 selling days for both the three months ended September 30, 2022 and 2021. There were 191 selling days for both the nine months ended September 30, 2022 and 2021.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three and nine months ended September 30, 2022 and 2021 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	% of Net sales	2021	% of Net sales	2022	% of Net sales	2021	% of Net sales

Operating income, as reported	$466.4	7.5%	$386.4	7.3%	$1,288.6	7.0%	$1,079.7	7.1%
Amortization of intangibles(i)	44.8		24.6		126.4		70.6
Equity-based compensation	26.8		16.9		71.4		53.3
Acquisition and integration expenses	9.7		6.1		36.3		12.5
Other adjustments	1.3		1.1		4.7		4.8
Non-GAAP operating income	$549.0	8.8%	$435.1	8.2%	$1,527.4	8.3%	$1,220.9	8.0%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended September 30,
	2022				2021
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

As reported	$399.0	$(101.2)	$297.8	25.4%	$350.4	$(83.8)	$266.6	23.9%	11.7%
Amortization of intangibles(ii)	44.8	(12.6)	32.2		24.6	(6.2)	18.4
Equity-based compensation	26.8	(8.1)	18.7		16.9	(9.3)	7.6
Acquisition and integration expenses	9.7	(2.6)	7.1		6.1	(1.5)	4.6
Other adjustments	1.3	(0.1)	1.2		1.1	(0.3)	0.8
Non-GAAP	$481.6	$(124.6)	$357.0	25.9%	$399.1	$(101.1)	$298.0	25.3%	19.8%

Net income per diluted share			$2.17				$1.91
Non-GAAP net income per diluted share			$2.60				$2.13
Shares used in computing reported and Non-GAAP net income per diluted share			137.1				139.4

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Nine Months Ended September 30,
	2022				2021
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

As reported	$1,106.6	$(279.3)	$827.3	25.2%	$1,010.5	$(237.2)	$773.3	23.5%	7.0%
Amortization of intangibles(ii)	126.4	(33.8)	92.6		70.6	(13.4)	57.2
Equity-based compensation	71.4	(23.7)	47.7		53.3	(36.3)	17.0
Gain on sale of equity method investment	—	—	—		(36.0)	8.8	(27.2)
Acquisition and integration expenses	36.3	(9.4)	26.9		12.5	(3.1)	9.4
Other adjustments	4.7	(1.2)	3.5		5.2	(1.4)	3.8
Non-GAAP	$1,345.4	$(347.4)	$998.0	25.8%	$1,116.1	$(282.6)	$833.5	25.3%	19.7%

Net income per diluted share			$6.04				$5.47
Non-GAAP net income per diluted share			$7.29				$5.89
Shares used in computing reported and Non-GAAP net income per diluted share			136.9				141.4

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change(i)	2022	2021	% Change
Net sales, as reported	$6,215.5	$5,300.0	17.3%	$18,310.4	$15,283.9	19.8%
Foreign currency translation(ii)	—	(63.8)		—	(125.7)
Net sales, on a constant currency basis	$6,215.5	$5,236.2	18.7%	$18,310.4	$15,158.2	20.8%

(i)There were 64 selling days for both the three months ended September 30, 2022 and 2021. There were 191 selling days for both the nine months ended September 30, 2022 and 2021.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2022	December 31, 2021	September 30, 2021
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$384.6	$258.1	$245.1
Accounts receivable, net of allowance for credit losses of $24.0, $20.4, and $19.4, respectively	4,549.4	4,499.4	3,561.0
Merchandise inventory	914.5	927.6	844.4
Miscellaneous receivables	486.4	435.5	394.3
Prepaid expenses and other	560.3	357.5	247.4
Total current assets	6,895.2	6,478.1	5,292.2

Operating lease right-of-use assets	153.8	155.6	122.2
Property and equipment, net	188.0	195.8	179.3
Goodwill	4,327.5	4,382.9	2,804.6
Other intangible assets, net	1,525.5	1,628.1	503.3
Other assets	385.6	358.9	110.0
Total assets	$13,475.6	$13,199.4	$9,011.6

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$3,251.1	$3,114.2	$2,280.7
Accounts payable - inventory financing	478.7	448.3	340.0
Current maturities of long-term debt	57.8	102.7	28.5
Contract liabilities	437.7	402.9	304.0
Accrued expenses and other current liabilities	1,133.5	1,027.9	880.0
Total current liabilities	5,358.8	5,096.0	3,833.2

Long-term liabilities:
Debt	6,100.0	6,755.8	4,037.7
Deferred income taxes	208.3	222.3	29.6
Operating lease liabilities	180.0	184.2	159.4
Other liabilities	302.5	235.4	114.7
Total long-term liabilities	6,790.8	7,397.7	4,341.4

Total stockholders’ equity	1,326.0	705.7	837.0
Total liabilities and stockholders’ equity	$13,475.6	$13,199.4	$9,011.6

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change(i)	2022	2021	% Change(i)

Corporate	$2,577.8	$2,067.3	24.7%	$7,866.1	$5,856.2	34.3%

Small Business	491.2	467.1	5.2	1,515.2	1,382.7	9.6

Public
Government	788.4	568.8	38.6	1,941.8	1,598.3	21.5
Education	1,021.1	1,103.6	(7.5)	2,965.2	3,159.0	(6.1)
Healthcare	614.8	481.5	27.7	1,793.3	1,399.0	28.2
Total Public	2,424.3	2,153.9	12.6	6,700.3	6,156.3	8.8

Other	722.2	611.7	18.1	2,228.8	1,888.7	18.0

Total Net sales	$6,215.5	$5,300.0	17.3%	$18,310.4	$15,283.9	19.8%

(i)There were 64 selling days for both the three months ended September 30, 2022 and 2021. There were 191 selling days for both the nine months ended September 30, 2022 and 2021.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	September 30, 2022	December 31, 2021	September 30, 2021
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$384.6	$258.1	$245.1
Total debt	6,157.8	6,858.5	4,066.2
Revolver availability	1,069.8	987.3	1,154.5
Cash plus revolver availability	1,454.3	1,245.4	1,399.6

Working Capital(i)
Days of sales outstanding	68	65	61
Days of supply in inventory	18	17	17
Days of purchases outstanding	(68)	(58)	(53)
Cash conversion cycle	18	24	25

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2022	2021

Cash flows provided by operating activities	$1,094.0	$636.7

Capital expenditures(i)	(97.2)	(66.2)
Acquisition of business, net of cash acquired	(28.0)	(339.7)
Proceeds from the sale of equity method investment	—	36.0
Cash flows used in investing activities	(125.2)	(369.9)

Net change in accounts payable - inventory financing	46.6	(183.7)
Financing payments for revenue generating assets	—	(46.1)
Other cash flows used in financing activities	(877.0)	(1,202.0)
Cash flows used in financing activities	(830.4)	(1,431.8)

Effect of exchange rate changes on cash and cash equivalents	(11.9)	(0.1)
Net increase (decrease) in cash and cash equivalents	126.5	(1,165.1)
Cash and cash equivalents - beginning of period	258.1	1,410.2
Cash and cash equivalents - end of period	$384.6	$245.1

Supplementary disclosure of cash flow information:
Interest paid	$(131.6)	$(85.1)
Income taxes paid, net	$(274.5)	$(264.4)

(i)Includes expenditures for revenue generating assets.